Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports First Quarter 2010 Results

NEW YORK, APRIL 20, 2010 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the first quarter of 2010 decreased 0.7% to $163.4 million from $164.5 million in the first quarter of 2009. Omnicom’s diluted net income per common share in the first quarter of 2010 decreased 1.9% to $0.52 per share from $0.53 per share in the first quarter of 2009.

Worldwide revenue for the first quarter of 2010 increased 6.3% to $2,920.0 million from $2,746.6 million in the first quarter of 2009. Domestic revenue for the first quarter of 2010 increased 3.9% to $1,592.8 million compared to $1,532.3 million in the first quarter of 2009. International revenue for the first quarter of 2010 increased 9.3% to $1,327.2 million compared to $1,214.3 million in the first quarter of 2009.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

437 Madison Avenue, New York, N.Y. 10022.   (212) 415-3600  Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31,	2010	2009
Revenue	$2,920.0	$2,746.6
Operating expenses	2,629.0	2,464.2

Operating income	291.0	282.4
Net interest expense	24.1	21.4

Income before income taxes	266.9	261.0
Income tax expense	90.7	88.7
Income from equity method investments	4.7	5.9

Net Income	180.9	178.2
Less: Net income attributed to noncontrolling interests	17.5	13.7

Net income - Omnicom Group Inc.	$163.4	$164.5

Net income per common share - Omnicom Group Inc.
Basic	$0.53	$0.53
Diluted	$0.52	$0.53

Weighted average shares (in millions)
Basic	306.4	307.5
Diluted	311.0	307.6

Dividend declared per common share	$0.20	$0.15